Exhibit (d)(10)

CONFIDENTIAL

Global Business Travel Group, Inc.
GBT JerseyCo Limited
666 Third Avenue
New York New York 10017

November 9, 2022

RE: Exchange Agreement

Reference is hereby made to the Exchange Agreement, dated as of May 27, 2022, by and among Global Business Travel Group, Inc., a Delaware corporation, GBT JerseyCo Limited, a company limited by shares incorporated under the laws of Jersey, American Express Travel Holdings Netherlands Coӧperatief U.A., Juweel Investors (SPC) Limited and EG Corporate Travel Holdings LLC (as amended from time to time, the “Exchange Agreement”). Capitalized terms used but not defined in this letter agreement (this “Letter”) have the meanings given to them in the Exchange Agreement.

The parties hereto desire to clarify Section 2.1(d) of the Exchange Agreement by adding the following language as the last sentence of Section 2.1(d)(i) of the Exchange Agreement as if it were included in the original Exchange Agreement.

For the avoidance of doubt, the Exchange Committee may only exercise a Cash Exchange Election if the related Cash Exchange Payment is limited to an amount that does not exceed the net proceeds from any issuance of Class A PubCo Shares effected for the purpose of satisfying such Cash Exchange Payment.

Upon the effectiveness of this Letter, each reference in the Exchange Agreement to “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement” or words of like import, and each reference to the Exchange Agreement in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, the Exchange Agreement, shall mean and be deemed a reference to the Exchange Agreement, as clarified by this Letter, which is being entered into to memorialize the intent of the parties hereto.

Except as specifically provided for in this Letter, no clarifications, changes, amendments, or other modifications have been made on or prior to the date hereof or are being made to the terms of the Exchange Agreement or the rights and obligations of the parties thereunder, all of which such terms are hereby ratified and confirmed and remain in full force and effect.

This Letter shall be subject to Article III of the Exchange Agreement, which is incorporated by reference herein, mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Letter to be executed as of the date first written above.

GLOBAL BUSINESS TRAVEL GROUP, INC.

By:	/s/ Eric Bock
Name: Eric Bock
Title: Chief Legal Officer and Global Head of Mergers and Acquisitions

GBT JERSEYCO LIMITED

By:	/s/ Eric Bock
Name: Eric Bock
Title: Chief Legal Officer and Global Head of Mergers and Acquisitions

[Signature Page to Letter – Exchange Agreement]

AMERICAN EXPRESS TRAVEL HOLDINGS NETHERLANDS COÖPERATIEF U.A.

By:	/s/ Gregory Hybl
Name: Gregory Hybl
Title: SVP, Strategic Partnerships

[Signature Page to Letter – Exchange Agreement]

JUWEEL INVESTORS (SPC) LIMITED

By:	/s/ Henry Briance
Name: Henry Briance
Title: Authorized Signatory

[Signature Page to Letter – Exchange Agreement]

EG CORPORATE TRAVEL HOLDINGS LLC

By:	/s/ Harshit Vaish
Name: Harshit Vaish
Title: Senior Vice President, Corporate Development & Strategy

[Signature Page to Letter – Exchange Agreement]